As filed with the Securities and Exchange Commission on January 10, 2006

Registration No. 333-130676
Registration No. 333-130676-01

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
To
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MEDIACOM BROADBAND LLC
MEDIACOM BROADBAND CORPORATION
(Exact names of registrants as specified in their charters)

Delaware	4841	06-1615412
Delaware	4841	06-1630167
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code	Identification Numbers)
	Numbers)
100 Crystal Run Road
Middletown, New York 10941
(845) 695-2600
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)
Rocco B. Commisso
Chairman and Chief Executive Officer
Mediacom Communications Corporation
100 Crystal Run Road
Middletown, New York 10941
(845) 695-2600
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Robert L. Winikoff, Esq.
Kenneth A. Rosenblum, Esq.
Sonnenschein Nath & Rosenthal LLP
1221 Avenue of the Americas
New York, New York 10020
(212) 768-6700
Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

          If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers.
Mediacom Broadband LLC
     Article VIII of Mediacom Broadband LLC’s Amended and Restated Operating Agreement (the “Operating Agreement”) provides as follows:
     No Indemnified Person (as defined) shall be liable, directly or indirectly, to the Company or to any other member for any act or omission in relation to the Company or the Operating Agreement taken or omitted by such Indemnified Person in good faith, provided that such act or omission does not constitute gross negligence, fraud or willful violation of the law or the Operating Agreement. The Company shall, to the fullest extent permitted by the Delaware Act, indemnify and hold harmless each Indemnified Person against all claims, liabilities and expenses of whatsoever nature relating to activities undertaken in connection with the Company, including but not limited to, amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel, accountants’ and experts’ and other fees, costs and expenses reasonably incurred in connection with the investigation, defense or disposition (including by settlement) of any action, suit or other proceeding, whether civil or criminal, before any court or administrative body in which such Indemnified Person may be or may have been involved, as a party or otherwise, or with which such Indemnified Person may be or may have been threatened, while acting as such Indemnified Person, provided that no indemnity shall be payable hereunder against any liability incurred by such Indemnified Person by reason of such Indemnified Person’s gross negligence, fraud or willful violation of law or the Operating Agreement or with respect to any matter as to which such Indemnified Person shall have been adjudicated not to have acted in good faith.
     Section 18-108 of the Delaware Limited Liability Company Act (the “Delaware Act”) empowers a limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement.
     Mediacom Broadband Corporation
     Article VI of Mediacom Broadband Corporation’s Certificate of Incorporation provides as follows:
     To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.
     Article VII of Mediacom Broadband Corporation’s By-Laws provides as follows:
     The Corporation shall indemnify any person to the full extent permitted, and in the manner provided, by the Laws of the State of Delaware, as the same now exists or may hereafter be amended.
     Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 145 also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees)actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
     Section 145 further provides that to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.
Item 21. Exhibits and Financial Statement Schedules.
     (a) Exhibits

Exhibit
Number	Exhibit Description
3.1	Certificate of Formation of Mediacom Broadband LLC(1)
3.2	Amended and Restated Limited Liability Company Operating Agreement of Mediacom Broadband LLC(1)
3.3	Certificate of Incorporation of Mediacom Broadband Corporation(1)
3.4	By-Laws of Mediacom Broadband Corporation(1)
4.1	Indenture, dated as of August 30, 2005 among Mediacom Broadband LLC, Mediacom Broadband Corporation, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company America, as paying agent and note registrar(2)

4.2	Registration Rights Agreement, dated as of August 30, 2005, among Registrants and J.P. Morgan Securities Inc., Banc of America Securities LLC, Citigroup Global Markets Inc., Credit Suisse First Boston LLC, Wachovia Capital Markets, LLC, Deutsche Bank Securities Inc. and Harris Nesbitt Corp.*

5.1	Opinion of Sonnenschein Nath & Rosenthal LLP

8.1	Opinion of Sonnenschein Nath & Rosenthal LLP regarding federal income tax matters

12.1	Statement regarding computation of ratios*

21.1	Subsidiaries of Mediacom Broadband LLC(1)

23.1	Consent of PricewaterhouseCoopers LLP*

23.3	Consents of Sonnenschein Nath & Rosenthal LLP (included in Exhibits 5.1 and 8.1)

24.1	Powers of Attorney (included as part of signature pages)*

25.1	Statement of Eligibility on Form T-1 of Law Debenture Trust Company of New York to act as Trustee under the Indenture*

99.1	Form of Letter of Transmittal with respect to the exchange offer*

99.2	Form of Instruction Letter to Registered Holders*

99.3	Form of Notice of Guaranteed Delivery*

*	Previously filed with this Registration Statement

(1)	Filed as an exhibit to the Registration Statement on Form S-4 (File No. 333-72440) of the Registrants and incorporated herein by reference.

(2)	Filed as an exhibit to Registrants’ Current Report on Form 8-K dated August 30, 2005, and incorporated herein by reference
     (b) Financial Statement Schedules
          None
Item 22. Undertakings.
     Mediacom Broadband LLC and Mediacom Broadband Corporation (the “Registrants”) hereby undertake:
     (1) To file, during any period in which offers or sales are being made, a post- effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The Registrants hereby undertake that:
     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.
     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Middletown, State of New York, on January 10, 2006.

Mediacom Broadband LLC

By:	Mediacom Communications Corporation, its managing member

	By:	/s/ ROCCO B. COMMISSO

Rocco B. Commisso,
Chairman and Chief Executive Officer
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rocco B. Commisso Rocco B. Commisso	Chairman and Chief Executive Officer (Principal Executive Officer )	January 10, 2006

/s/ Mark E. Stephan Mark E. Stephan	Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	January 10, 2006

*
William S. Morris, III	Director	January 10, 2006

*
Craig S. Mitchell	Director	January 10, 2006

* Thomas V. Reifenheiser	Director	January 10, 2006

* Natale S. Ricciardi	Director	January 10, 2006

Robert L. Winikoff	Director
*     Mark E. Stephan, pursuant to Powers of Attorney (executed by each of the directors listed above and filed with the Securities and Exchange Commission), by signing his name hereto does hereby sign and execute this Amendment to the Registration Statement on behalf of each of the persons referenced above.

January 10, 2006	/s/ MARK E. STEPHAN

Mark E. Stephan

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Middletown, State of New York, on January 10, 2006.

Mediacom Broadband Corporation
By:	/s/ ROCCO B. COMMISSO
Rocco B. Commisso,
Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ ROCCO B. COMMISSO
Rocco B. Commisso	Chairman and Chief Executive Officer (Principal Executive Officer )	January 10, 2006
/s/ MARK E. STEPHAN
Mark E. Stephan	Executive Vice President, Chief Financial Officer, and Director (Principal Financial and Accounting Officer)	January 10, 2006